Ten Industrial Way East, Suite 2, Eatontown, NJ 07724   (732) 544-8111   Fax (732) 544-8788   E-mail: tax@wgpc.net

Wiener, Goodman
& Commpany, P.C.
Certified Public Accountants
& Consultants

Memberships	Joel Wiener, CPA
SEC Practice Section of AICPA	Gerald Goodman, CPA
PCPS of AICPA
American Institute of CPA
New Jersey Society of CPA

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Shareholders
of Global IT Holdings, Inc.

We hereby consent to the incorporation by reference in this Amendment #1 to the Registration Statement on Form SB-2 of Global IT Holdings Inc of our report dated July 28, 2006, relating to the financial statements of Global IT Holdings Inc for the year ended December 31, 2005 and the period August 22 (Inception) through December 31, 2004 and to the use of our name as it appears under the caption “Experts”.

/s/ Wiener, Goodman & Company, P.C.

January 10, 2007